Exhibit 99.1

Alan May	PO Box 100
Membership Coordinator	46269 SD Hwy 34
June 2008	Wentworth, SD 57075

amay@dakotaethanol.com	605-483-2679

Office hrs 8:00 am to 5:00 pm	1-605-483-2676 [corn]
Receiving/Shipping hours	1-888-539-2676 [corn]
7:30 am to 4:30 pm [M-F]	www.dakotaethanol.com

Disbursement Enclosed

Enclosed please find a disbursement of $0.05 per capital unit as declared by the Lake Area Corn Processors, LLC Board of Managers payable to members of record as of April 1, 2008. The total amount for this disbursement is $1,481,000.00. The total amount of disbursements paid since 2002 have been $59,980,500.00 or 405% of the initial investment.

2008 Annual Meeting

The 2008 Annual Meeting of Members (the “2008 Annual Meeting”) of Lake Area Corn Processors, LLC (the “Company” ) will be held on Tuesday, June 10, 2008, at the Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota. Lunch will begin at 12:00 p.m. The 2008 Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m. The Board of Managers encourages you to attend the meeting.

The purposes of the meeting are to: (1) Elect three (3) managers to our Board of Managers; and (2) Transact such other business as may properly come before the 2008 Annual Meeting or any adjournments thereof. All members are cordially invited to attend the 2008 Annual Meeting in person. However, to assure the presence of a quorum, the Board of Managers requests that you promptly sign, date and return the ballot, which is solicited by the Board of Managers, whether or not you plan to attend the meeting. Ballots are available on the Company’s website at www.dakotaethanol.com and may be printed by the members. If you wish to revoke your ballot at the meeting and execute a new ballot you may do so by giving notice to Alan May, our membership coordinator. You may also fax the ballot to the Company at (605) 483-2681 or mail it to us at P.O. Box 100, Wentworth, South Dakota 57075.

LACP Capital Units

Trading activity for this quarter to date has averaged approximately $2.65 per unit with less than 1/2 of 1% of capital units traded. For current information on trading or an evaluation of your investment, please go to www.dakotaethanol.com and click on the LACP section to follow the link to www.agstocktrade.com. Click on “Lake Area Corn Processors, LLC” as the preferred company for current trading information. Contact us at 605-483-2676 or toll free at 1-888-539-2676 for more information.

Plant Update by General Manager and CEO Scott Mundt

We completed our scheduled spring shutdown last week; I am pleased to report that it was safe and productive. In addition to completing the list of preventative maintenance items and thorough cleaning activities, we completed the tie in for a new heat exchanger in the distillation department. Thanks to all employees and contractors who worked very hard during this shutdown. Overall the plant continues to run well, we have been fortunate so far in 2008 with very little unplanned downtime.

As momentum to build new ethanol plants has decreased recently, there has been a shift in the focus from equipment suppliers to provide value added process changes and technologies to existing plants like Dakota Ethanol. Many of the proposals are centered around cost savings through increased energy efficiency which is timely based on current natural gas pricing. Another area of interest involves increased revenues based on technologies aimed at increasing the value of our co-products (corn oil extraction and dry fractionation to name a few). We are excited about these opportunities with plans to evaluate and prioritize the alternatives as we strive to control input costs while maximizing the value from our output products.

“This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings.”

Corn: Food & Fuel

As you can see below, 81% of all food costs are non-farm expenses. [Amber Waves/USDA]

•      A box of corn flakes contains about 8 cents of corn; why have they gone up $1.00 per box? [USDA]

•      It takes about 25 cents worth of corn to produce a pound of ground beef [USDA]

•      Every 10% increase in energy costs = short term increase in food price by 5% [KC Fed Reserve]

•      Ethanol usage in 2007 of 6.5 billion gallons reduced green house emissions by 10 million tons or the equivalent of removing 1.5 million cars from US roads. [USDA]

•      Economist John Urbanchuk says oil prices would rise 27.5%, or about $35.00 per barrel based on today’s prices with out the use of ethanol. Urbanchuk also calculated that removing just 4.5 billion gallons of ethanol from the US market, as Texas Governor Rick Perry is seeking to do, would send gasoline up by more than $1.10 per gallon.

•      Energy prices have a much bigger impact on food prices than the raw commodity cost

Labor takes the biggest chunk of the food dollar

Commodities Comment

Paul Geraets, Commodities Mgr

Effective June 1st, 2008, we’ve increased our moisture discounts by 1 cent each half point of moisture from the previous discounts. This was done, for the simple reason that we didn’t want to ‘favor’ or encourage delivery of wet corn into our facility. With the rise in corn prices, it is becoming advantageous to deliver wet corn, since DE pays on the ‘wet’ bushels. If you’d like a copy of the revised discount table, ask for it at the scale window or we could mail, fax or e-mail it to you as well.

On another note, you might notice some new information on your ticket. We’ve begun to post a ‘gal/bu’ (gallons/bushel) on each of your loads of corn delivered in. In the scale room we are utilizing an NIR to predict the number of gallons of alcohol we are able to achieve out of a bushel of your corn from that particular load or sample. Our hope is for you to be able to draw your own conclusions in respect to varieties, fertility programs, storage methods, drying methods and the list goes on as to the effects on ethanol yield. Dakota Ethanol isn’t the only plant doing this, it is becoming more commonplace.

You’ve probably noticed on our bid sheet, that we’re not writing new contracts for June, July or FH August delivery because we are full and trying to keep space for those contracts that are currently on the books. We are however one of the few locations offering contracts out through December ’09. We will also need orderly type deliveries and we’ll have to ask for a measure of patience as we refill our space. We can’t grind a month’s worth of inventory all in one week’s time therefore we can’t expect to dump a month’s worth of corn in one or two week’s time.